Exhibit 99.4

Unaudited Pro Forma Combined Condensed Financial Statements

Introduction

On February 9, 2026, Cineverse Corp. (the “Company” or “Cineverse”) entered into the Purchase Agreement with IndiCue, Inc. (the “Seller” or “IndiCue”) pursuant to which Cineverse agreed to purchase 100% of the issued and outstanding shares of IndiCue (the “Acquisition”). The aggregate consideration is $22.0 million, which will be subject to normal working capital adjustments. The consideration is expected to consist of $12.8 million in cash and $9.2 million of deferred consideration due within one year of the Acquisition date, payable in cash or Cineverse common stock at the discretion of Cineverse. In addition, total consideration for the Acquisition could increase by $18.0 million if certain revenue and gross profit earnout targets are achieved during the first three fiscal years following the Acquisition (the “Earnout Payments”). The Earnout Payments will consist of cash or Cineverse common stock at the discretion of Cineverse.

The Company has received commitments for a $13.0 million convertible note (the “Convertible Note”).

The unaudited pro forma combined condensed statements of operations reflect the pro forma impact of the Acquisition and the related financing transactions described below as if they had been completed on April 1, 2024, and the unaudited pro forma combined condensed balance sheet reflects the pro forma impact of the Acquisition and the related financing transactions described below as if it had been completed on September 30, 2025:

•	the incurrence of $13.0 million in debt under the Convertible Note; and

•	the payment and/or accrual of the expenses and fees related to each of the above.

Cineverse and IndiCue have fiscal year ends of March 31 and December 31, respectively. The unaudited pro forma combined condensed balance sheet as of September 30, 2025 is based upon Cineverse’s audited consolidated balance sheet as of September 30, 2025 as filed with the SEC in Cineverse’s Quarterly Report on Form 10-Q on November 14, 2025 and the unaudited historical balance sheet of IndiCue as of September 30, 2025, both of which are included herein. The unaudited pro forma combined condensed balance sheet is presented as if the Acquisition had occurred on September 30, 2025.

The unaudited pro forma combined condensed statement of operations for the six months ended September 30, 2025 is based upon Cineverse’s historical unaudited statement of operations for the six months ended September 30, 2025, as filed with the SEC in Cineverse’s Quarterly Report on Form 10-Q on November 14, 2025, which are incorporated by reference into this filing, combined with the unaudited historical statement of operations of IndiCue for the six months ended September 30, 2025, which are included in this filing. The unaudited pro forma combined condensed statement of operations for the year ended March 31, 2025 is based upon Cineverse’s historical audited statement of operations for year ended March 31, 2025, as filed with the SEC in Cineverse’s Annual Report on Form 10-K on June 30, 2025 which are incorporated by reference into this filing, combined with the unaudited historical statement of operations of IndiCue as of December 31, 2024, which are included in this filing. The unaudited pro forma combined condensed statements of operations are presented as if the Acquisition had occurred on January 1, 2024.

Pro forma adjustments are based upon available information and assumptions that management believes are reasonable. Such adjustments are estimated and are subject to change.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in the Accounting Standards Codification (“ASC”) 805, Business Combinations, under U.S. GAAP, with the Cineverse considered the acquiring company. Based on the acquisition method of accounting, the consideration paid for IndiCue is allocated to its assets and liabilities based on their preliminary estimated fair value. The purchase price allocation and valuation are based on preliminary estimates, subject to final adjustments and provided for informational purposes only. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under U.S. GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The pro forma adjustments and allocation of purchase price of the Acquisition are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed, which will be finalized within one year after the Acquisition. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual net tangible and intangible assets that exist as of the date of the completion of the Acquisition and related financing transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined condensed financial information. In addition, the timing of the completion of the Acquisition and related financing transactions and other changes in our net tangible and intangible assets prior to the completion of the transactions described above could cause material differences in the information presented.

The combined condensed pro forma financial information is being provided for illustrative purposes only and does not purport to represent what the Company’s actual financial position or results of operations would have been had the Acquisition occurred on the dates assumed nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Acquisition may differ significantly from these unaudited pro forma combined condensed financial statements for a number of reasons. The pro forma adjustments, as described in the notes to the unaudited pro forma combined condensed financial information, are based on currently available information. Management believes such adjustments are factually supportable, directly attributable, and with respect to the unaudited pro forma combined condensed statements of operations, are expected to have a continuing impact to the combined results. The pro forma financial statements do not account for costs to integrate the operations of Cineverse and IndiCue or the costs necessary to achieve or the impact of any cost savings, operating synergies, and revenue enhancements resulting from the Acquisition.

This offering is not contingent upon consummation of the Acquisition. We cannot assure you that the Acquisition will be consummated or, if consummated, that they will be consummated on the terms we currently expect.

Unaudited Pro Forma Combined Condensed Balance Sheet

As of September 30, 2025

(In thousands)

	Historical		Pro Forma
	Cineverse	IndiCue	IndiCue Acquisition Related Adjustments		Combined
ASSETS
Current Assets
Cash and cash equivalents	$2,336	$2,006	$(1,255)	(1)	$3,087
Accounts receivable, net	13,749	9,759	—		23,508
Content advances, net	5,384	—	—		5,384
Other current assets	1,789	1	—		1,790

Total current assets	23,258	11,766	(1,255)		33,769
Property and equipment, net	3,070	—	—		3,070
Intangible assets, net	18,405	8,532	—		26,937
Goodwill	6,799	—	19,419	(2)	26,218
Content advances, net of current portion	7,941	—	—		7,941
Other long-term assets	2,474	139	(139)	(6)	2,474

Total Assets	$61,947	$20,437	$18,025		$100,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$17,537	$7,134	$—		$24,671
Line of credit	6,645	—	—		6,645
Convertible note, net	—	—	12,520	(3)	12,520
Deferred consideration	—	—	9,200	(4)	9,200
Contingent consideration	—	—	10,417	(5)	10,417
Current portion of operating lease liabilities	293	—	—		293
Other current liabilities	49	305	—		354

Total current liabilities	24,524	7,439	32,137		64,100
Operating lease liabilities, net of current portion	260	—	—		260
Other long-term liabilities	—	—	—		—

Total Liabilities	$24,784	$7,439	$32,137		$64,360

Stockholders’ equity	37,163	12,998	(14,112)	(7)	36,049

Total Liabilities and Equity	$61,947	$20,437	$18,025		$100,409

.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations

(In thousands)

	Historical		Pro Forma
	Fiscal Year Ended		IndiCue Acquisition Related Adjustments
	March 31, 2025	December 31, 2024
	Cineverse	IndiCue			Combined
Revenue
Revenues	$78,181	$10,007	$(2)	(8)	$88,186
Revenues - related party	—	201	—		201

Total Revenue	78,181	10,208	(2)		88,387
Costs and expenses
Direct operating	38,776	1,135	(2)	(8)	39,909
Direct operating - related party	—	6,117	—		6,117
Selling, general and administrative	27,684	530	150	(13)	28,364
Depreciation and amortization	3,797	—	1,706	(15)	5,503

Total operating expenses	70,257	7,782	1,854		79,893

Operating income	7,924	2,426	(1,856)		8,494
Interest income (expense)	(4,365)	6	(3,123)	(10)(14)	(7,482)
Gain from equity investment in Metaverse	176	—	—		176
Other expenses, net	135	—	—		135

Net income (loss) before income taxes	3,870	2,432	(4,980)		1,322
Income tax benefit (expense)	(106)	(629)	605	(12)	(130)

Net income (loss)	3,764	1,803	(4,375)		1,192
Net income attributable to noncontrolling interest	(162)	—	—		(162)

Net income attributable to controlling interests	3,602	1,803	(4,375)		1,030
Preferred stock dividends	(356)	—	—		(356)

Net income (loss) attributable to common stockholders	$3,246	$1,803	$(4,375)		$674

Net income per share attributable to common stockholders:
Basic	$0.18				$0.04
Diluted	$0.16				$0.04
Weighted average shares of Common Stock outstanding:
Basic	15,814		—		15,814
Diluted	17,818		—		17,818

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations
For the Six Months Ended September 30, 2025
(In thousands)
	Historical		Pro Forma
			IndiCue Acquisition Related Adjustments
	Cineverse	IndiCue			Combined
Revenues	$23,476	$15,152	$(127)	(9)	$38,501
Revenues - related party	—	93	—		93

Total Revenue	23,476	15,245	(127)		38,594
Costs and expenses
Direct operating	10,021	11,201	(127)	(9)	21,095
Direct operating - related party	—	—	—		—
Selling, general and administrative	20,359	1,607	75	(13)	22,078
Depreciation and amortization	2,208	—	853	(15)	3,061

Total operating expenses	32,588	12,808	801		46,234

Operating income (loss)	(9,112)	2,437	(928)		(7,640)
Interest income (expense)	131	35	(1,170)	(11)(14)	(1,004)
Other expense, net	(46)	—	—		(46)

Net income (loss) before income taxes	(9,027)	2,472	(2,098)		(8,690)
Income tax expense	(34)	(839)	710	(12)	(37)

Net income (loss)	(9,061)	1,633	(1,388)		(8,727)
Net income attributable to noncontrolling interest	(88)	—	—		(88)

Net loss attributable to controlling interests	(9,149)	1,633	(1,388)		(8,815)
Preferred stock dividends	(178)	—	—		(178)

Net income (loss) attributable to common stock holders	$(9,327)	$1,633	$(1,388)		$(8,993)

Net income (loss) per share attributable to common stock holders:
Basic and diluted	$(0.53)				$(0.51)
Weighted average shares of Common Stock outstanding:
Basic and diluted	17,720		—		17,720

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information and accompanying notes were prepared in accordance with Article 11 of Regulation S-X, after giving effect to the Acquisition and related financing transactions and other pro forma adjustments.

The Acquisition is accounted for under the acquisition method of accounting with Cineverse as the accounting acquirer pursuant to ASC 805 and, accordingly, the assets and liabilities of IndiCue presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the date of the agreement and as if the transaction had been effective on April 1, 2024 for combined condensed statements of operations. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the combined company that would have been realized had the Acquisition been completed at the beginning of each period presented. The fair values are estimates as of the date of this filing and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

The unaudited pro forma condensed combined financial information does not reflect the impact of any potential restructuring or integration activities that have yet to be determined, nor the impact of possible cost or growth synergies expected to be achieved by the Combined Company, as no assurance can be made that such cost or growth synergies will be achieved.

Note 2 — Purchase Price

Under the terms and subject to the conditions set forth in the stock purchase agreement, each share of IndiCue equity issued and outstanding immediately prior to the effective time of the Acquisition will be converted into the right to receive the purchase consideration.

Pursuant to the stock purchase agreement, Cineverse estimates that IndiCue shareholders will receive $12.8 million in cash and 9.2 million in deferred consideration, due within one year of the Acquisition closing date, payable in cash or shares of Cineverse common stock, at the discretion Cineverse. In addition, total consideration for the Acquisition could increase by $18.0 million in Earnout Payments if certain revenue and gross profit earnout targets are achieved during the first three fiscal years following the Acquisition. The Earnout Payments will consist of cash or Cineverse common stock at the discretion of Cineverse.

Note 3 — Preliminary Allocation of Purchase Price

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cineverse based on their estimated fair value as of the closing of the Acquisition. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma unaudited financial statements are based upon available information and certain assumptions considered reasonable may be revised as additional information becomes available.

The following are the pro forma adjustment estimates Cineverse expects to make to record the acquisition and adjust IndiCue’s assets and liabilities to their estimated fair values as of September 30, 2025.

(in thousands)
Purchase price allocation:
Cash paid to seller	$12,800
Deferred consideration	9,200
Contingent consideration	10,417

Purchase price	$32,417
Allocated to:
Historical book value of IndiCue’s assets and liabilities as of September 30, 2025	12,998
Preliminary pro forma goodwill	$19,419

Note 4 — Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma combined financial information. All taxable Management Adjustments were calculated using a 0.5% effective tax rate. All adjustments are based on current assumptions and valuations, which are subject to change, and that Cineverse believes are reasonable. The actual effects of the Acquisition will differ from the pro forma adjustments. A general description of the pro forma adjustments is provided below:

1)	To record the $(1.3) million net decrease in cash from the financing transactions of $13.0 million less $12.8 million of cash consideration for the Acquisition and $1.5 million of transaction fees.

2)	To record estimate of goodwill that will be recognized as part of the Acquisition. See the preliminary allocation of purchase price in Note 3.

3)	To record issuance of $13.0 million convertible note net of estimated transaction costs of $0.5 million.

4)	To record $9.2 million of deferred consideration.

5)	To record the estimated net present value of the Earnout Payments.

6)	To write-off the IndiCue deferred tax asset.

7)	To record the elimination of IndiCue Stockholders’ equity of $12.998 million.

8)	To record the elimination of revenues and direct operating costs between Cineverse and IndiCue of $.002 million for the year ended March 31, 2025 and December 31, 2024, respectively.

9)	To record the elimination of revenues and direct operating costs between Cineverse and IndiCue of $0.127 million for the six months ended September 30, 2025.

10)	To record interest expense of $1.04 million on the issuance of $13.0 million convertible notes for the year ended March 31, 2025 and December 31, 2024.

11)	To record interest expense of $0.52 million on the issuance of $13.0 million convertible notes for the six months ended September 30, 2025.

12)

To record a reduction of historical Income tax expense as a result of the Acquisition providing IndiCue with the opportunity to utilize Cineverse’s accumulated tax Net Operating Losses to reduce their historical taxable income.

13)	To record additional legal, regulatory and audit expenses as a result of the Acquisition.

14)	To record the accretion of the Contingent Consideration.

15)	To record the amortization of Intangible Assets.